Media Contact: Phil Wallis ph: (321) 363-5113 pjwallis@newgenerationbiofuels.com	IR Contact: Bryan McPhee (410) 652-1159 bmcphee@newgenerationbiofuels.com Or: John Baldissera ph: (800) 368-1217
Rob Schatz ph: (212) 370-4500 Rob@wolfeaxelrod.com

New Generation Biofuels Receives Notice from Nasdaq Regarding Noncompliance with Minimum Bid Price Requirement

Columbia, Maryland – December 23, 2009 – Renewable fuels provider New Generation Biofuels Holdings, Inc. (NasdaqCM: NGBF) (the “Company”) announced today that on December 22, 2009, the Company received written notification from The Nasdaq Stock Market stating that because the closing bid price of the Company's common stock for the previous 30 consecutive business days was below the $1.00 per share minimum bid price requirement for continued listing on The Nasdaq Capital Market, the Company is not in compliance with Nasdaq Listing Rule 5550(a)(2). This notification has no immediate effect on the Company's listing on the Nasdaq Capital Market or on the trading of the Company's common stock. The Company has been provided 180 calendar days, or until June 21, 2010, to regain compliance with the minimum bid price requirement.

The Company’s common stock will continue to be listed and traded on The Nasdaq Capital Market during the applicable grace period. During the next 180 calendar days, the Company may regain compliance with the minimum bid price requirement by maintaining a closing bid price at or above $1.00 per share for at least ten consecutive business days pursuant to Listing Rule 5810(c)(3)(A). In the event the Company does not regain compliance with the Rule prior to the expiration of the grace period, the Company may be eligible for an additional 180-day grace period if at such time it meets the initial listing standards of The Nasdaq Capital Market, with the exception of the bid price requirement.  The Company  will consider available options to regain compliance with the Nasdaq minimum bid price requirements between now and June 21, 2010.

About New Generation Biofuels, Holdings, Inc.
New Generation Biofuels is a renewable fuels provider. New Generation Biofuels holds an exclusive license for North America, Central America and the Caribbean to commercialize proprietary technology to manufacture alternative biofuels from plant oils and animal fats that it markets as a new class of biofuel for power generation, commercial and industrial heating and marine use. The Company believes that its proprietary biofuel can provide a lower cost, renewable alternative energy source with significantly lower emissions than traditional fuels. New Generation Biofuels’ business model calls for establishing direct sales from manufacturing plants that it may purchase or build and sublicensing its technology to qualified licensees.

Forward Looking Statements
This news release contains forward-looking statements. These forward-looking statements concern our operations, prospects, plans, economic performance and financial condition and are based largely on our current beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements The risks and uncertainties related to our business include all the risks attendant an emerging growth development stage business in the volatile energy industry, including, without limitation, the risks set forth under the caption "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and in subsequent filings with the Securities and Exchange Commission.